EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Heritage Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-57513, No. 333-71415, No. 333-87599, No. 333-88976, No. 333-88980, No. 333-88982, No. 333-134473, No. 333-134474, No. 333-134475, and No. 333-167146) on Form S-8 and the registration statements (No. 333-156271 and No. 333-167145) on Form S-3 of Heritage Financial Corporation of our report dated March 2, 2012, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Heritage Financial Corporation and subsidiary for the year ended December 31, 2011, which report appears in the December 31, 2013 annual report on Form 10-K of Heritage Financial Corporation.

/s/ KPMG LLP
Seattle, Washington
March 11, 2014